EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
Robert A. Virtue, President
Douglas A. Virtue, Executive Vice President
Robert E. Dose, Chief Financial Officer
Virco Mfg. Corporation
(310) 533-0474

Virco® Announces Third Quarter Results

Torrance, California, December 10, 2004 – Virco Mfg. Corporation® (AMEX: VIR) today released its third quarter results in the following letter to shareholders from Robert A. Virtue, President and CEO:

Our third quarter ended October 31, 2004, generated higher revenues and overall encouragement that last year’s restructuring was strategically correct. Here are the numbers:

	Three Months Ended		Nine Months Ended
	10/31/2004	10/31/2003	10/31/2004	10/31/2003
	(in thousands except per share data)
Sales	$69,502	$65,802	$168,636	$162,843
Cost of sales	49,111	46,937	116,131	112,601

Gross margin	20,391	18,865	52,505	50,242
Selling, general & administrative & interest	20,370	21,951	55,054	60,785
Separation costs	—	4,589	—	12,377

Income/(loss) before taxes	21	(7,675)	(2,549)	(22,920)
Income tax benefit	—	—	—	(2,946)

Net Income/(loss)	$21	$(7,675)	$(2,549)	$(19,974)

Net income per share – assuming dilution (a)	$0.00	$(0.59)	$(0.19)	$(1.52)
Weighted average shares outstanding – Assuming dilution (a)	13,384	13,099	13,113	13,107

(a) Net loss per share was calculated based on basic shares outstanding due to the anti-dilutive effect on the inclusion of common stock equivalent shares.

	10/31/2004	1/31/2004	10/31/2003
Current assets	$59,064	$51,386	$57,229
Non-current assets	69,766	74,882	80,721
Current liabilities	53,548	25,982	53,529
Non-current liabilities	15,472	37,934	22,354
Stockholders’ equity	59,810	62,352	62,067

The relatively poor profit picture in the third quarter was caused principally by higher steel costs coupled with our annual fixed-price sales contracts. Our commitment to these contracts, most of which are held with public schools, reaches back to last winter when the classroom furniture market was in freefall. Confronted with a choice to protect our revenue via extension or submit them to bid, we usually decided to extend.

With steel prices doubling between winter and late spring, it became apparent that honoring these contracts would be painful. We warned of the risk in late summer and our poor third quarter has confirmed our fears. We now expect operating margins to remain low through the end of this fiscal year, when most of the unfavorable contracts expire.

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After last year’s restructuring the market was naturally cautious about our ability to perform. We had released 40% of our workforce and suffered a $22 million operating loss. It was therefore incumbent on us to meet all of this summer’s obligations, including order fulfillment for contracts with unsustainable pricing. We performed well in every region of the country, delivering both furniture and a message of reliability. Our solid delivery performance was a necessary precursor to the price increase that we are currently implementing.

The good news is that shipments and order rates are both trending upward after three years of declines. Having matched factory expenses to current volume levels, our focus now is to raise prices sufficiently to recover the higher material and freight costs affecting our industry as a whole.

We’ve reported regularly on our commitment to new product development even in a down market. One of this summer’s bright spots was the warm reception for Zuma™, our new classroom furniture line. We felt during development that it struck an ideal balance between comfort, style and price. Zuma is a good example of compelling new products with obvious enough value to justify exclusive specifications on bids. This elevates Zuma above the low-bid commodity environment where market share has a disturbingly short shelf life.

Zuma has also helped us spread the message that students have more physical contact with their chairs than any other piece of equipment in a school. By way of comparison, a Zuma chair costs 1/2 as much as a typical textbook and has a useful life two- to three times longer. With moveable furniture representing less than 5% of a new school budget, we think there’s every reason to provide students with modern seating and desks like Zuma.

We also made steady progress in developing a multi-tiered wholesale and retail distribution network. In the last year we established several new programs while adding products to existing accounts. Our new Zuma line has been especially well received by our mail order partners, several of whom have given it front cover promotion. Although less well known than the direct business we do with public school districts, the wholesale/retail/mail order segment accounts for a growing proportion of our total revenue.

Our primary goal for 2005 is a return to meaningful profitability. As always, the ability to finance off-season inventories and peak-season receivables will be crucial. Following three consecutive quarters of financial performance that met our loan obligations, we violated two covenants of our loan. Wells Fargo has waived these and, after reviewing next year’s plan, is working with us to modify the loan to support our forecast. Their understanding and support through our recent struggles have been more than just financial, and we consider them a true partner in our effort to provide America’s educators with the highest value furniture and equipment.

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: new business strategies; our ability to successfully restructure our Wells Fargo loan; the cost and availability of steel and other raw materials; the continuing impact of our Assemble-to-Ship program on earnings; market demand and acceptance of new products; development of new distribution channels; pricing; and seasonality. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to: changes in general economic conditions; the seasonality of our markets; the markets for school and office furniture generally; the specific markets and customers with which we conduct our principal business; competition; and our ability to renew our financing with Wells Fargo. See our Annual Report on Form-10K for year ended January 31, 2004, and other materials filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.

End of Filing

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